UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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CHESAPEAKE ENERGY CORPORATION

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Explanatory Note

Beginning on June 5, 2013, Chesapeake Energy Corporation distributed the following letter to, and discussed the views expressed with, certain of its shareholders.

Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

June 5, 2013

Dear fellow shareholders:

    Last month, you received the proxy statement for the Chesapeake Energy Corporation 2013 Annual Meeting of Shareholders scheduled to be held on June 14, 2013 (the “2013 Annual Meeting”). Our Board of Directors makes recommendations on the proposals set forth in the proxy statement, including recommending that shareholders vote “For” Proposal No. 1 – the election of all directors and “For” Proposal No. 6 – the advisory vote to approve our named executive officer compensation.

    Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), prominent proxy voting advisory services, have recently published their recommendations on voting with respect to matters set forth in the Chesapeake proxy statement.  Both ISS and Glass Lewis recommend that shareholders vote against Thomas L. Ryan for director while ISS recommends voting against our named executive officer compensation (Glass Lewis recommends voting in favor of our named executive officer compensation).  We are writing to address the concerns of ISS and Glass Lewis regarding Mr. Ryan and set forth the reasons why we believe ISS’ recommendation regarding the advisory vote to approve named executive officer compensation is based on an incomplete and flawed analysis.

Thomas L. Ryan Election

    The makeup of the Board has changed substantially since our 2012 Annual Meeting of Shareholders.  Of the nine directors serving on the Board a year ago, only one remains.  The Board has appointed an independent non-executive Chairman and six other independent directors, including appointing Thomas L. Ryan last month.  In addition, following the 2013 Annual Meeting, Robert Douglas ("Doug") Lawler will be joining Chesapeake as our new President, CEO and director.

    Mr. Ryan is an accomplished CEO who came highly recommended to the Board by our largest shareholder, Southeastern Asset Management.  The Board believes Mr. Ryan’s experience as CEO of Service Corporation International (NYSE:SCI) and his extensive financial and accounting expertise make him an important addition to the Board and well qualified to help guide Chesapeake in maximizing shareholder value.  Because of this experience, the Board appointed Mr. Ryan to serve on its Audit Committee.  The sole basis of the recommendations of ISS and Glass Lewis against Mr. Ryan is that he serves on the boards of four public companies (including his own, SCI).  Mr. Ryan has informed us that he intends to resolve this issue by the end of this year.  We believe this is strong evidence of his commitment to Chesapeake and hope that you show your support by casting your vote “For” Mr. Ryan.

Vote to Approve Named Executive Officer Compensation

The Compensation Committee of the Board has taken substantial steps since 2011 to ensure that Chesapeake’s compensation programs appropriately tie executive pay to Company performance.  The Compensation Committee’s decisions respecting the Company’s executive compensation system in 2012 included the following:

•	Reduced 2012 total CEO compensation by approximately $1 million, including no 2012 annual incentive compensation, following a reduction of 2011 total CEO compensation of over $3 million.

•	Pursued a compensation philosophy that emphasizes pay for performance and targets peer median compensation levels.

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Exercised downward discretion to further reduce payouts calculated based on a formulaic assessment of Company performance under the annual incentive program in 2012 to an average of approximately 50% of 2011 annual incentive payouts for the named executive officers and, after considering Mr. McClendon’s recommendation to such effect, awarded no annual incentive compensation to Mr. McClendon.

•	Held base salaries flat in 2012 for the majority of our named executive officers.

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Entered into new executive employment agreements that contain substantial changes, including the elimination of “single-trigger” change-of-control cash payments and cash payments upon death or disability.

•	Significantly reduced perquisites for executive officers, including eliminating, or further limiting in the case of Mr. McClendon, personal use of fractionally owned Company aircraft.

•	Engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant.

These and other important executive compensation and corporate governance enhancements are discussed in detail in our proxy statement, which we urge you to read if you have not already done so.

While Glass Lewis recognizes the significant and meaningful steps taken by the Compensation Committee to enhance our executive compensation programs in its recommendation to vote “For” our named executive officer compensation, ISS largely ignores these steps and instead bases its negative recommendation on the Founder Separation and Services Agreement (the “Separation Agreement”) that we entered into with Mr. McClendon in connection with his separation from the Company in April of 2013.  ISS also fails to recognize in its analysis the significance of Board action in December of 2012 to toll the automatic renewal provision of Mr. McClendon’s Employment Agreement, reducing the term from five to four years and by extension reducing nearly all severance benefits by 20%.

In addition, ISS objects to Separation Agreement terms that were obligations of Chesapeake under Mr. McClendon’s Employment Agreement, which was entered into in 2009, promptly included as an exhibit in the Company’s filings with the Securities and Exchange Commission and disclosed in all subsequent proxy statements.  The Board was mindful of Chesapeake’s contractual obligations to Mr. McClendon, the Company’s co-founder and only CEO for 24 years.  We also note that ISS did not rate severance/change in control arrangements as a “high” concern in its 2012 report to shareholders, but chooses to use these preexisting arrangements to underpin its recommendation in 2013.  We address ISS’ three primary objections to the Separation Agreement in detail below.

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Cash Severance.  ISS states that Mr. McClendon was entitled under his Employment Agreement to his then current base salary ($975,000) plus the bonus compensation he received during the preceding 12 months ($0) for the remainder of the term of the agreement.  Yet by the terms of the Annual Incentive Plan administered by the Compensation Committee, for 2012 Mr. McClendon earned a bonus of $1.275 million based on the achievement of pre-determined financial and operational targets.  The Compensation Committee determined in January 2013 to exercise downward discretion and award Mr. McClendon no annual incentive compensation for 2012, after considering his recommendation to such effect.  In light of this fact, the Board believed using $0 as the benchmark for his bonus compensation in connection with his separation from the Company was not in the spirit of the Employment Agreement.  In addition, had the Board not taken action to toll the automatic renewal provision of Mr. McClendon’s Employment Agreement and to reduce his 2012 annual incentive bonus to $0, he would have received over $1 million more in combined bonus and cash severance compensation than he will ultimately receive under the Separation Agreement.

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Use of Company Aircraft.  ISS characterizes Mr. McClendon’s use of fractionally owned Company aircraft following his separation from the Company as “problematic.”  Mr. McClendon’s Employment Agreement has provided for over ten years that he is entitled to continuation of use of fractionally owned Company aircraft for the remainder of the term (which we again note is one year shorter than it otherwise would have been as a result of Board action to toll the automatic renewal provision).  The Board honored Chesapeake’s contractual obligation while limiting its exposure to excessive use of the benefit by transferring, in a manner that affords the full right to use, but not the ownership of, a 28.125% interest in a fractionally owned Company aircraft to Mr. McClendon until December 31, 2016.

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Non-compete.  ISS suggests that Chesapeake would have been better off with the non-compete provision in Mr. McClendon’s Employment Agreement.  By converting the non-compete provision in the Employment Agreement to a preferential right in the Separation Agreement, the Board put Chesapeake in a position to prevent Mr. McClendon from acquiring interests in certain oil and gas assets desired by Chesapeake. The Separation Agreement gives the Company the preferential right to acquire interests in those oil and gas assets until June 2017 while preserving enforceability by a court of law.

We hope that this additional information clarifies the rationale for the Board’s decisions in connection with Mr. McClendon’s separation from Chesapeake and focuses your attention on the important changes that we made with regard to our executive compensation programs.  We believe that the substantial enhancements to our executive compensation programs and the 2012 compensation paid to our named executive officers should be the basis of your advisory vote “For” our named executive officer compensation.

Conclusion

Your vote is important.  For the reasons set forth above, we ask you to vote “For” Mr. Ryan and all our other directors (Proposal 1) and “For” our named executive officer compensation (Proposal 6).  Even if you have already voted, you can change your vote before the 2013 Annual Meeting by following the procedures described in more detail in our proxy statement.  Thank you for your investment in Chesapeake and for your support related to this important vote.

Sincerely,

Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary